Exhibit 5.1
Marc A. Recht
T: +1 617 937 2316
mrecht@cooley.com

March 11, 2021

Exicure, Inc.
2430 N. Halsted St.
Chicago, IL 60614
Ladies and Gentlemen:
We have acted as counsel to Exicure, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 4,854,704 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”), consisting of (a) up to 4,382,567 shares of Common Stock issuable pursuant to the Company’s 2017 Equity Incentive Plan (the “2017 EIP”) and (b) up to 472,137 shares of Common Stock issuable pursuant to the 2017 Employee Stock Purchase Plan (together with the 2017 EIP, the “Plans”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectuses, (b) the Company’s Restated Certificate of Incorporation and Bylaws, each as currently in effect, (c) the Plans and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Cooley LLP 500 Boylston Street 14th Floor Boston, MA 02116-3736
t: (617) 937-2300 f: (617) 937-2400 cooley.com

Exicure, Inc.
March 11, 2021
Page Two

Sincerely,
Cooley LLP

By: /s/ Marc Recht
Marc Recht

Cooley LLP 500 Boylston Street 14th Floor Boston, MA 02116-3736
t: (617) 937-2300 f: (617) 937-2400 cooley.com